Exhibit 99.2

COGNOS INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-CANADIAN
SUPPLEMENT
(in United States dollars, unless otherwise indicated,
and in accordance with CDN GAAP)

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations-Canadian Supplement (“Canadian Supplement”) should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in Item 2 of this quarterly report. The Canadian Supplement should also be read in conjunction with the unaudited Consolidated Financial Statements and Notes prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (included in Item 1), the unaudited Consolidated Financial Statements and Notes prepared in accordance with Canadian GAAP (included as exhibit 99.1), and the audited Consolidated Financial Statements and Notes included in our Annual Information Form for the fiscal year ended February 29, 2004.

The following contains forward-looking statements and should be read in conjunction with the factors set forth in the “Certain Factors That May Affect Future Results” section and the Forward-looking Statements/Safe Harbor section of the MD&A in Item 2 of this quarterly report. All dollar amounts in this Canadian Supplement are in thousands of United States dollars unless otherwise stated. The Canadian Supplement has been prepared by management to provide an analysis of the material differences between Canadian GAAP and U.S. GAAP on our financial condition and results of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

In addition to the critical accounting policies and estimates listed in the MD&A, we also use the following in the preparation of our consolidated financial statements in accordance with Canadian GAAP:

Accounting for Stock Option, Stock Purchase, and Restricted Share Unit Plans

The Corporation applies CICA Handbook section 3870, Stock-based Compensation and Other Stock-based payments, (“CICA 3870”) in accounting for its stock option, stock purchase, and restricted share unit plans. Compensation expense for options granted and shares issued under the Corporation’s stock option and restricted share unit plans is recognized over their vesting period using the fair value method of accounting for stock-based compensation. The fair value of the stock options and the restricted share units is determined using the Black-Scholes option-pricing model. Any consideration paid by employees on the exercise of stock options is credited to capital stock. The discount from market price offered to employees who purchase stock through the Corporation’s stock purchase plan is also recognized as a compensation expense in the period when the shares are purchased.

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Exhibit 99.2

COGNOS INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-CANADIAN
SUPPLEMENT
(in United States dollars, unless otherwise indicated,
and in accordance with CDN GAAP)

RESULTS OF OPERATIONS

	Three months ended May 31,

	2004	2003

Income before taxes – U.S. GAAP	$25,475	$16,974
Income before taxes – Canadian GAAP	$24,588	$12,004
Income tax provision – U.S. GAAP	$ 5,350	$ 4,583
Income tax provision – Canadian GAAP	$ 7,837	$ 6,786
Net income per share diluted – U.S. GAAP	$0.22	$0.14
Net income per share diluted – Canadian GAAP	$0.18	$0.06

Acquired in-process technology
Canadian GAAP requires capitalization of the value assigned to acquired in-process technology and amortization of this value over its estimated useful life. Under U.S. GAAP, this value is written off immediately. The impact of this difference was to decrease income before taxes by $0.3 million and $0.5 million for the three months ended May 31, 2004 and May 31, 2003, respectively, compared to U.S. GAAP.

Investment tax credits
Canadian GAAP requires that investment tax credits be deducted from operating expense. Under U.S. GAAP, these amounts are deducted from the income tax provision. The impact of this difference was to increase income before taxes and the income tax provision by $3.0 million for the three months ended May 31, 2004, and $2.4 million for the three months ended May 31, 2003, compared to U.S. GAAP.

Stock-based compensation
In fiscal 2004, we adopted CICA 3870 (See Note 3 to the Notes to the Canadian GAAP Consolidated Financial Statements), which requires us to expense in the income statement the fair value of stock options. Under U.S. GAAP, this information need only be presented in the notes to the financial statements. The impact of this difference was to decrease income before taxes by $3.7 million and $6.9 million for the three months ended May 31, 2004 and May 31, 2003, respectively, compared to U.S. GAAP.

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Exhibit 99.2

COGNOS INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-CANADIAN
SUPPLEMENT
(in United States dollars, unless otherwise indicated,
and in accordance with CDN GAAP)

Deferred income taxes
The capitalization of in-process technology created an additional deferred income tax liability on the Canadian GAAP balance sheet as the capitalization of the in-process technology created a temporary difference. The amortization of this balance decreased the Canadian GAAP income tax provision by $0.1 million and $0.2 million for the quarters ended May 31, 2004 and May 31, 2003, respectively as compared to U.S. GAAP.

The expensing of stock-based compensation creates a deferred tax asset on the Canadian GAAP financial statements as this expense is deductible in certain jurisdictions when the options are exercised. Under U.S. GAAP, the reduction in the tax liability is treated as part of the purchase price component of the stock options and added to paid-in capital. The expensing of stock-based compensation reduced the Canadian GAAP tax provision by $0.4 million in the three month period ended May 31, 2004 as compared to U.S. GAAP.

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